Exhibit 10.1

EXECUTION VERSION

Deutsche Bank

For Bank Use Only. Insert Applicant Name:

Ares Capital Corporation

UNCOMMITTED CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT AND DEMAND GUARANTEES

May 11, 2023

(Date)

Deutsche Bank AG New York Branch

1 Columbus Circle

New York, NY 10019

Attention: Jonathan Lidz

To induce you, in your sole discretion from time to time, to issue one or more irrevocable letters of credit or demand guarantees at the request of Applicant (as defined below), in substantially such form as Applicant shall request, Applicant unconditionally and irrevocably agrees with you, including as to each Credit (as defined below), as follows:

1.            Defined Terms. As used in this agreement (as amended, supplemented or otherwise modified from time to time, including the application for the Credit, this “Agreement”), the following terms have the respective meanings specified below, unless the context requires otherwise:

“Anti-Corruption Laws” mean, at any time, all laws, rules and regulations of any jurisdiction concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” mean, at any time, all laws, rules and regulations of the United States of America relating to economic or trade sanctions, terrorism, narcotics trafficking or money laundering, including the Patriot Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, U.S. Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism, and the laws administered from time to time by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Applicant” means each party signing this Agreement below as an Applicant and, in the case of an application for issuance of a Demand Guarantee under the URDG, includes such party in its role as the Instructing Party.

“Base Rate” means, for any day (or, if such day is not a Business Day, the immediately preceding Business Day), a rate per annum equal to the greater of (a) the Overnight Federal Funds Rate for such day plus 1/2 of 1% or (b) the Prime Lending Rate for such day.

“Beneficiary” means, at any time, the beneficiary(ies) of the Credit, including any second or substitute beneficiary(ies) or transferee(s) under a transferable Credit and any successor of a beneficiary by operation of law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York City or at such other place where Issuer is obligated to honor a presentation or otherwise act under the Credit or this Agreement.

“Counter-Guarantee” has the meaning assigned thereto under the URDG.

“Credit” means each letter of credit or demand guarantee referred to in the introductory paragraph hereof (including any bid bond, performance bond or similar undertaking issued or undertaken by Issuer), and includes any amendment or replacement thereof authorized by its terms or by consent of Applicant and, at Issuer’s option, any pre-advice thereof.

“Demand Guarantee” has the meaning assigned thereto under the URDG, and unless the context requires otherwise includes a Counter-Guarantee.

“Deposits” means any and all deposits (whether general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by Issuer or any of its affiliates to or for the credit or the account of Applicant.

“Dollars” or “$” mean, at any time, the lawful currency of the United States of America.

“Event of Default” has the meaning provided in Section 17.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Indemnified Party” means Issuer and each officer, director, affiliate, employee and agent thereof.

“Instructing Party” has the meaning assigned to such term under the URDG.

“ISP” means the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

“Issuer” means Deutsche Bank AG New York Branch, including as a “guarantor” or “counter-guarantor,” as applicable, within the meaning of the URDG.

“Issuer’s Office” means Issuer’s address for notices under this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business or assets of Applicant and its subsidiaries taken as a whole, (b) Applicant’s ability to perform any of its obligations under this Agreement or any agreement supporting or securing this Agreement or (c) the validity or enforceability of this Agreement or any such other agreement supporting or securing this Agreement or the rights of or benefits available to Issuer hereunder or thereunder.

“Obligations” means all present and future obligations of Applicant under this Agreement or in respect of the Credit, whether due or to become due, absolute or contingent, matured or unmatured, joint, several or independent, including interest accruing at the rate provided in this Agreement on or after the commencement of any bankruptcy or insolvency proceeding in respect of Applicant, whether or not such interest is allowed or allowable.

“Overnight Federal Funds Rate” means, at any time, the rate per annum at which Issuer, in its sole discretion, can acquire Federal funds in the interbank overnight federal funds market (including through brokers of recognized standing); provided that if such rate is less than zero it shall be treated as zero for purposes of this Agreement.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, government (including any subdivision, agency, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank)) or other entity.

“Practices” has the meaning provided in Section 26(b).

“Prime Lending Rate” means the rate of interest Issuer announces from time to time as Issuer’s prime lending rate for unsecured commercial loans within the United States of America (but is not intended to be the lowest rate of interest Issuer charges in connection with extensions of credit to borrowers); provided that if such rate is less than zero it shall be treated as zero for purposes of this Agreement.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, withholdings and related liabilities, excluding income, franchise and branch profits or similar taxes imposed by the jurisdiction of Issuer’s head office or the office issuing the Credit or any of its political subdivisions.

“UCC” means the Uniform Commercial Code, as in effect from time to time in the applicable jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600.

“URDG” means the Uniform Rules for Demand Guarantees, 2010 Revision, International Chamber of Commerce Publication No. 758.

2.            Issuance; Reimbursement. Unless you otherwise agree in writing, you shall have sole discretion whether to issue any Credit. Applicant will reimburse Issuer, within three Business Days after receipt of Issuer’s demand, the amount of each payment Issuer makes under the Credit. Each reimbursement shall be without prejudice to Applicant’s rights under Section 8(b).

3.            Fees, Costs and Expenses. Applicant will pay to Issuer (i) fees in respect of the Credit at such rates and times as Applicant and Issuer agree in writing, and (ii) within ten Business Days after demand therefor, all reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) that Issuer incurs in connection with the Credit or this Agreement, including (A) any requested amendment or waiver, (B) in enforcing or protecting its rights arising under or in connection with this Agreement or the Credit, (C) in complying with any governmental exchange, currency control or other law, rule or regulation of any country now or hereafter applicable to the purchase or sale of, or dealings in, foreign currency, (D) any stamp tax, recording tax, or similar tax or fee, and (E) any adviser’s, confirmer’s, or other nominated person’s fees and expenses with respect to the Credit that are chargeable to Applicant or Issuer (if the application for the Credit requested or authorized such advice, confirmation or other nomination, as applicable).

4.            Payments; Currency; Interest; Computations.

(a)            All amounts due from Applicant under this Agreement shall be paid to Issuer at Issuer’s Office without defense, setoff, or counterclaim, in Dollars and in immediately available funds; provided that if the amount due is based upon Issuer’s payment in a currency other than Dollars, Applicant will pay the equivalent of such amount in Dollars computed at Issuer’s selling rate for cable transfers to the place where and in the currency in which Issuer paid. Applicant’s obligation to make payments in Dollars (the “Specified Currency”) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than the Specified Currency, except to the extent that such tender or recovery results in the actual receipt by Issuer at Issuer’s Office of the full amount of the Specified Currency payable under this Agreement. Applicant shall indemnify Issuer for any shortfall and Applicant’s obligation to indemnify Issuer and make payments in the Specified Currency shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Specified Currency expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

(b)            If Applicant fails to fully reimburse Issuer on the date of any payment under the Credit, then Applicant will pay interest to Issuer on such unreimbursed amount at a variable interest rate per annum equal to (i) until the date reimbursement is due under Section 2, the Base Rate, and (ii) thereafter, the rate provided in the following sentence. Without limiting Applicant’s obligation to make all payments hereunder when due, Applicant will pay to Issuer, on demand, interest on all overdue amounts hereunder from the due date through the payment date at a variable interest rate per annum equal to the sum of 2% per annum plus the Base Rate from time to time. Any change in the interest rate resulting from a change in the Base Rate shall take effect on the date of such change in the Base Rate. If any payment shall be due on a day that is not a Business Day, such payment shall be made on the next Business Day and interest shall be paid for each additional day elapsed.

(c)            All computations of fees and interest under this Agreement shall be based on a 360-day year for the actual number of days elapsed. All computations of fees based upon the available or face amount of the Credit at any time shall be calculated by reference to the greatest amount for which Issuer may be contingently liable under any circumstances under the Credit at such time or thereafter, including, if the Credit by its terms provides for scheduled increases in the amount of the Credit, the amount of each such increase that has not yet taken effect.

5.            Capital Adequacy; Additional Costs. If Issuer determines that the introduction or effectiveness of, or any change in, any treaty, international agreement, law, rule or regulation or compliance with any directive, guideline or request from any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), or any change in the interpretation of any of the foregoing, in each case after the date hereof, affects the amount of capital, liquidity, insurance or reserves (including special deposits, deposit insurance or similar requirements) to be maintained by Issuer or any corporation controlling Issuer, or otherwise increases the costs of, or reduces the amount received or receivable by, Issuer or any corporation controlling Issuer, and Issuer determines that the amount of such capital, liquidity, insurance or reserve or other increased cost or reduction, as the case may be, is increased or reduced by or based upon the existence of this Agreement or the Credit (excluding in each case any increased costs resulting from any Taxes), then Applicant shall pay to Issuer, within ten Business Days after demand from time to time, such additional amounts as Issuer may demand to compensate for the increase or reduction, as the case may be; provided that Issuer computes all amounts due under this paragraph on a reasonable basis. The amount payable under this Section will be calculated by Issuer from the day it first incurred the cost or suffered the reduction; provided, h owever that Applicant shall not be required to compensate Issuer pursuant to this clause for any increased costs or reductions incurred more than 180 days prior to the date that Issuer notifies Applicant of the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions and of Issuer’s intention to claim compensation therefor; p rovided further that, if the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. (i) All requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall, in each case, be deemed to be a change in law for purposes of this Section, regardless of the date enacted, adopted or issued. If Issuer requests compensation under this Section, or if Applicant is required to pay any additional amount to Issuer or any governmental authority for account of Issuer pursuant to Section 6, then Issuer shall use reasonable efforts to designate a different lending office for issuing letters of credit or demand guarantees hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the judgment of Issuer, such designation or assignment

(i)            would eliminate or reduce amounts payable pursuant to this Section or Section 6, as the case may be, in the future and

(ii)           would not subject Issuer to any cost or expense not required to be reimbursed by Applicant and would not otherwise be disadvantageous to Issuer. Applicant hereby agrees to pay all reasonable costs and expenses incurred by Issuer in connection with any such designation or assignment.

6.            Taxes. All payments to Issuer hereunder shall be made free and clear of and without deduction for any Taxes except as required by applicable law. If any Taxes shall be required to be deducted from any sum payable under this Agreement, then: (i) the sum payable under this Agreement shall be increased so that after making all required deductions Issuer receives an amount equal to the sum Issuer would have received had no such deductions been required; (ii) Applicant shall be responsible for payment of the required deductions to the relevant taxing authority; (iii) Applicant shall indemnify Issuer, on demand, for any such Taxes imposed on or paid by Issuer and any liability (including penalties, interest and expenses) arising from its payment or in respect of such Taxes; and (iv) Applicant shall provide to Issuer upon request the original or a certified copy of the receipt evidencing each Tax payment; provided that no such gross up or indemnification shall be required if the withholding tax or deduction is the consequence of Issuer’s failure to furnish Applicant with a completed tax certificate or to satisfy reporting requirements exempting Issuer from such withholding or Applicant from such deduction (including (A) in the case of tax certificates, IRS Forms W-8 and W-9, and (B) in the case of tax reporting, the requirements of the U.S. Foreign Account Tax Compliance Act and the regulations thereunder).

7.            Indemnification. Applicant will indemnify and hold harmless each Indemnified Party from and against any and all claims, liabilities, losses, damages, reasonable documented and out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) (collectively, “Losses”) incurred by or asserted against any Indemnified Party by any third party or by Applicant in connection with: (i) the Credit, any demand for payment, other presentation or request under the Credit, or the transaction(s) supported by the Credit, (ii) any payment or other action taken or omitted to be taken in connection with the Credit or this Agreement, or (iii) any indemnity or other undertaking that Applicant requests or authorizes Issuer to issue to induce any other financial institution (including any branch or affiliate of Issuer) to issue its own letter of credit, demand guarantee, or other undertaking in connection with any Credit, except in each case to the extent such Losses (A) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (1) gross negligence or willful misconduct or (2) material breach of this Agreement, or (B) result from any dispute between and among Indemnified Parties that does not involve an act or omission by Applicant or its subsidiaries. Applicant will pay within ten Business Days after demand from time to time all amounts owing under this Section. This Section 7 shall not apply with respect to Taxes.

8.            Obligations Absolute; Claims Against Issuer; Exculpations; Limitations of Liability.

(a)            Applicant’s Obligations shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, irrespective of: (i) if any other Person shall at any time have guaranteed or otherwise agreed to be liable for any of the Obligations or granted any security therefor, any change in the time, manner or place of payment of or any other term of the obligations of such other Person, (ii) any exchange, change, waiver, release of, or failure or lapse of perfection of any grant of any collateral for, or any other Person’s guarantee of or other liability for, any of the Obligations, (iii) the existence of any claim, setoff, defense or other right that Applicant or any other Person may at any time have against any Beneficiary, any assignee of proceeds of the Credit, Issuer or any other Person, (iv) any presentation under the Credit being forged or fraudulent or any statement therein being untrue or inaccurate, or (v) any other circumstance that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to any or all of the Obligations.

(b)            Section 8(a) and Section 8(c) shall not excuse Issuer from liability to Applicant for any Loss caused by Issuer’s wrongful honor of the Credit or wrongfully retaining honored documents but Applicant may not seek to recover any such damages until after Issuer has been fully reimbursed for such honor; provided that (i) Issuer’s liability shall be limited to the extent of any Loss suffered by Applicant that were caused by Issuer’s (a) gross negligence or willful misconduct or

(c)            material breach of this Agreement and (ii) Issuer shall be deemed to have acted with reasonable care if it acted in accordance with standard letter of credit practice or standard demand guarantee practice, as applicable, of commercial banks located in New York City.

(d)            Without limiting any other provision of this Agreement, Issuer: (i) may rely upon any facsimile, electronic, written or other communication reasonably believed to have been authorized by Applicant, (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with the Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not they be encrypted), or for errors in interpretation of technical terms or in translation (and Issuer may transmit Credit terms without translating them), (iii) may honor any presentation under the Credit that appears on its face to substantially comply with the terms and conditions of the Credit, (iv) may honor a demand for payment under a Demand Guarantee or Counter-Guarantee that is issued subject to the URDG even where (A) in the case of a Demand Guarantee (other than a Counter-Guarantee), such demand for payment is not supported by a statement indicating in what respect Applicant is in breach of its obligations under any underlying agreement or transaction, unless the Demand Guarantee expressly requires presentation of such supporting statement (and regardless of whether such Demand Guarantee expressly excludes any URDG requirement for such a supporting statement) or (B) in the case of a Counter-Guarantee, such demand for payment is not supported by a statement by the party to whom such Counter-Guarantee was issued indicating that such party has received a complying demand under the Demand Guarantee issued by such party, unless the Counter-Guarantee expressly requires presentation of such supporting statement (and regardless of whether such Counter-Guarantee expressly excludes the URDG requirement for such a supporting statement), (v) in the case of a demand for payment under a Demand Guarantee that is issued subject to the URDG but does not otherwise specify the relevant timing, shall be deemed (A) to have timely paid if it pays within one Business Day after determining that such demand is complying or (B) to have timely refused to pay if it gives notice of rejection of such demand not later than the close of the fifth Business Day following the day of presentation of such demand, (vi) may replace a purportedly lost, stolen or destroyed original Credit with a replacement marked as such or waive a requirement for its presentation, (vii) if the Credit by its terms requires presentation of a draft but no form of draft is attached as an exhibit to the Credit, may accept as a draft any written or electronic demand or request for payment under the Credit, (viii) may disregard any requirement that any draft or other demand for payment under the Credit bear any particular reference to the Credit, (ix) may purchase or discount any accepted draft or deferred payment obligation incurred under the Credit without affecting the amount or timing of the reimbursement due from Applicant, (x) unless the Credit specifies the means of payment, may make any payment under the Credit by any means it chooses, including by wire transfer of immediately available funds, (xi) may select Deutsche Bank AG or any subsidiary, affiliate or branch thereof or any other bank to act as advising, transferring, confirming and/or nominated bank under the law and practice of the place where it is located (if the application for the Credit requested or authorized such advice, transfer, confirmation and/or nomination, as applicable), (xii) may amend the Credit to reflect any change of address or other contact information of any Beneficiary, (xiii) shall not be obligated to examine, and may disregard for purposes of determining compliance of any presentation with the terms and conditions of the Credit, (A) any presented document not called for by the terms and conditions of the Credit and (B) that portion, if any, of any presented document called for by the terms and conditions of the Credit that contains data not called for by the terms and conditions of the Credit, regardless of whether such data conflicts with data in the Credit or any other presented document, (xiv) in the case of a Demand Guarantee that is issued subject to the URDG, shall be deemed to have timely informed the Instructing Party of any demand for payment thereunder and of any request to extend the expiry of such Demand Guarantee if it so informs the Instructing Party within three Business Days following Issuer’s receipt of such demand or request, and (xv) shall not be responsible for any other action or inaction taken or suffered by Issuer under or in connection with the Credit, that is required or permitted under any applicable domestic or foreign law or letter of credit or demand guarantee practice. None of the circumstances described in this Section 8(c) shall, subject to Section 8(b), impair Issuer’s rights and remedies against Applicant or place Issuer under any liability to Applicant.

(e)            Applicant will notify Issuer in writing of any objection Applicant may have to Issuer’s issuance or amendment of the Credit, Issuer’s honor or dishonor of any presentation under the Credit, or any other action or inaction taken by Issuer under or in connection with this Agreement or the Credit. Applicant’s notice of objection must be delivered to Issuer within ten Business Days after Applicant receives notice of the action or inaction it objects to. Applicant’s failure to give notice of objection within such period shall automatically waive Applicant’s objection. Applicant’s acceptance or retention beyond such period of any original documents presented under the Credit, or of any property for which title is conveyed by such documents or for which payment is made (in whole or in part) under such Credit, shall ratify Issuer’s honor of the applicable presentation(s).

(f)            Issuer shall not be liable in contract, tort, or otherwise for any punitive, exemplary, consequential, indirect or special damages (including for any consequences of forgery or fraud by any Beneficiary or any other Person). Applicant shall not be liable in contract, tort or otherwise for, any punitive, exemplary, consequential, indirect or special damages.

(g)           Any claim by Applicant under or in connection with this Agreement or the Credit shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by Applicant as a result of the breach or other wrongful conduct complained of (such as where Issuer’s erroneous payment of a Credit results in Applicant’s obtaining valuable property) and (ii) the amount (if any) of the loss that would have been avoided had Applicant taken reasonable steps to mitigate such loss.

9.             Applicant Responsibility, Etc. Applicant’s ultimate responsibility for the final text of the Credit shall not be affected by any assistance Issuer may provide such as drafting or recommending text, and Applicant assumes all risks that: (i) any non-documentary conditions stated in the Credit will be ignored when presentment is made, or may cause the Credit to be interpreted by a court as a dependent guarantee; (ii) any ambiguous or inconsistent provisions may be interpreted in a manner not intended by Applicant; (iii) any permitted payment or other action at a foreign location may invoke the application of foreign laws or rules; and (iv) the Credit does not satisfy Applicant’s needs or intentions. Issuer may, without incurring any liability to Applicant or impairing its entitlement to payment under this Agreement, honor the Credit despite notice from Applicant of, and without any duty to inquire into, any purported defense to honor or any claim against any Beneficiary or any other Person.

10.           Transfers. If the Credit is issued in transferable form, Issuer shall have no duty to determine the identity of anyone appearing in any transfer request, draft or other document as transferee, or the validity or correctness of any transfer made pursuant to documents that appear on their face to be substantially in accordance with the terms and conditions of the Credit.

11.           Extensions and Modifications; Waivers of Discrepancies. This Agreement shall be binding upon Applicant with respect to any replacement, extension or modification of the Credit or waiver of discrepancies authorized by Applicant. The Obligations shall not be reduced or impaired by any agreement by Issuer and any Beneficiary extending or shortening Issuer’s time after presentation to examine documents or to honor or give notice of discrepancies. Except as may be provided in the Credit or otherwise agreed to in writing by Issuer in its sole discretion, Issuer shall have no duty to (i) issue or refrain from issuing notice of (A) its election not to extend the Credit, (B) if the Credit by its terms permits it to do so, its election to terminate the Credit prior to its stated expiration date, or (C) its election not to reinstate the amount of any drawing under the Credit or (ii) otherwise amend or modify the Credit. If the Credit by its terms provides for automatic renewal or extension unless Issuer notifies the Beneficiary of Issuer’s election not to renew or extend the Credit and if Applicant desires that Issuer give such notice, then Applicant’s request that Issuer give such notice shall be given to Issuer at least 30 days prior to the date that Applicant wishes that Issuer give such notice (but Issuer shall have no obligation to accede to such request).

12.           Reserved.

13.           Reserved.

14.           Reserved.

15.           Covenants of Applicant. Applicant will (i) comply with all foreign and domestic laws, rules and regulations now or hereafter applicable to Applicant, its properties, the Credit or transactions related to the Credit, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) deliver to Issuer, upon request from time to time, unless Applicant is required to publicly file, and timely files (without giving effect to any extension), regular annual and quarterly financial statements with the U.S. Securities and Exchange Commission (or any successor thereto) pursuant to the Exchange Act or its applicable insurance regulator, financial statements and such other information concerning Applicant’s financial condition, business and prospects as Issuer may reasonably request, provided that Issuer enters into a non-disclosure agreement reasonably acceptable to Applicant to the extent the information requested is material and non- public, (iii) [reserved], (iv) comply with all Anti-Corruption Laws and Anti-Terrorism Laws applicable to it, its subsidiaries and its and their respective directors, officers, employees, agents (solely in their capacity as agent of Issuer in connection with this Agreement), and investment advisors from time to time, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect, and not knowingly cause any Credit to be issued or used (A) to fund, finance or facilitate any activities, business or transaction of or with any Person that is the target of any Anti-Terrorism Law or in any country or territory that is the subject of any Anti-Terrorism Law or (B) in furtherance of an offer, payment or giving of money or anything else of value to any Person in violation of any Anti-Corruption Law and (v) promptly upon obtaining knowledge of the occurrence of any Event of Default or any event which with notice or lapse of time or both would constitute an Event of Default, notify Issuer thereof in writing, specifying the nature thereof and the action Applicant proposes to take with respect thereto.

16.           Representations and Warranties. Applicant represents and warrants as of the date of this Agreement and also (except for the representations and warranties in clause (iv)(B) and (vi) below) as of the date of Applicant’s request of the issuance of the Credit (or of any increase or extension thereof) that: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the power and authority to carry on its business; (ii) its execution, delivery and performance of this Agreement, each application hereunder and any underlying agreement or transaction, (A) are within its powers, (B) have been duly authorized, (C) do not contravene any charter provision, by-law or resolution, or, in any material respect, any contract or other undertaking binding on or affecting it or any of its properties, (D) do not violate any applicable domestic or foreign law, rule or regulation (including any applicable Anti-Corruption Law or Anti-Terrorism Law), or any order, writ, judgment, decree, award or permit of any arbitration tribunal, court or other governmental authority applicable to it or any of its properties, except as could not reasonably be expected to have a Material Adverse Effect, and (E) do not require any notice, filing or other action to or by any governmental authority (other than those that have been made or obtained and are in full force and effect and other than as could not reasonably be expected to have a Material Adverse Effect); (iii) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (iv)(A) the financial statements received by Issuer from it or disclosed in its periodic and current reports filed with the U.S. Securities and Exchange Commission (or any successor thereto) or its applicable insurance regulator, if applicable, present fairly in all material respects its financial condition as of the dates and for the periods therein indicated, in accordance with applicable generally accepted accounting principles, consistently applied through the period covered thereby, or applicable statutory accounting principles, except as otherwise expressly noted therein and (B) except as disclosed in public filings, since the date of its most recent audited annual financial statements, there has been no material adverse change in such financial condition or its business or assets; (v) [reserved]; (vi) except as disclosed in public filings, there is no pending or, to the knowledge of Applicant, threatened action or investigation which is reasonably likely to materially adversely affect the financial condition, business or assets of it and its subsidiaries taken as a whole or which purports to affect the validity or enforceability of this Agreement, any other agreement supporting or securing this Agreement, or the Credit; (vii) neither Issuer’s issuance of the Credit (or any increase or extension thereof), nor the making of any payment thereunder or the use of any proceeds thereof, constitutes or will constitute, or be part of, a fraudulent transfer or conveyance by Applicant to anyone (including Issuer and any Beneficiary) under any applicable law, or exceed (alone or together with any other payments or credit support for any transaction(s) supported by the Credit) the maximum amount that would be allowed for any claim against Applicant under any applicable subsection of United States Bankruptcy Code Section 502(b) if Applicant were the subject of any proceeding thereunder; (viii) is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act of 1940; (ix) immediately after giving effect to the issuance of the Credit (or any increase or extension thereof), no Event of Default has occurred and is continuing or would exist with the giving of notice or lapse of time or both; (x) its execution, delivery and performance hereof constitute private rather than public or governmental acts and neither it nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process under the laws of the State of New York or the laws of its jurisdiction of organization; and (xi) under laws in effect on the date hereof, it will not be required to make any deduction or offset from any payment it may make hereunder, and if it learns of any change requiring any such deduction or offset it will promptly notify Issuer thereof.

17.           Events of Default. Each of the following shall be an “Event of Default” hereunder: (i) Applicant’s failure to reimburse any drawing under any Credit when due, (ii) Applicant’s failure to pay any other Obligation within ten Business Days after the date when due, (iii) Applicant’s failure to perform or observe in any material respect (or, in all respects if already subject to a materiality or Material Adverse Effect qualification) any term or covenant of this Agreement (not otherwise an Event of Default) for more than 10 days after Issuer notifies Applicant in writing of such failure, (iv) Applicant’s breach in any material respect of any representation or warranty made in this Agreement or any document delivered by Applicant under or in connection with this Agreement and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 5 days after notice thereof from Issuer to Applicant, (v) [reserved], (vi) Applicant’s repudiation of, or assertion of, in writing, the unenforceability of any provision of, this Agreement or any separate security agreement or other agreement or undertaking supporting this Agreement, or any court or other governmental authority shall issue any order, ruling or determination that this Agreement or such other agreement or undertaking is not in full force and effect, (i) Applicant’s dissolution, liquidation or winding-up, (viii) [reserved], (ix) institution by Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking or consenting to the appointment of a liquidator, conservator, custodian, receiver, rehabilitator, trustee or other similar official for Applicant or for any substantial part of its property, or consent by Applicant to the institution of, or failure to contest in a timely and appropriate manner, any proceeding described in Section 17(x), or filing by Applicant of an answer admitting the material allegations of a petition filed against it in any proceeding described in Section 17(x), or Applicant shall take any action for the purpose of effecting any of the foregoing, (x) institution against Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the appointment of a liquidator, conservator, custodian, receiver, rehabilitator, trustee or other similar official for Applicant or for any substantial part of its property, and any such proceeding or case shall not have been dismissed, discharged, bonded or stayed and in effect for more than 60 days, or an order for relief shall be entered therein, (xi) Applicant’s making a general assignment for the benefit of creditors, or (xii) Applicant’s inability generally to pay its debts as they become due.

18.           Remedies. If any Event of Default shall have occurred and be continuing, Issuer may take any one or more of the following actions: (i) declare the amount of each Credit and any other Obligations then outstanding or accrued due and payable by Applicant immediately (provided that if the Event of Default is described in Section 17(ix), (x) or (xi), then such amount shall become due and payable immediately and automatically), in which case Applicant shall pay such amount to Issuer to be applied to pay any matured Obligations and held as cash collateral in a non-interest bearing account for any contingent Obligations (cash collateral for an outstanding Credit shall be due in the currency in which such Credit is denominated, except that Issuer shall have the option for Credits that are not denominated in Dollars to instead require that such amount be paid in the Dollar equivalent from time to time as determined by Issuer in accordance with its normal practices), , and (ii) exercise any and all other rights and remedies available at law, in equity, or otherwise to secure, collect, enforce or satisfy the Obligations.

19.           Set-off. To the fullest extent permitted by law, if any Event of Default shall have occurred and be continuing, Issuer may set off and apply any and all Deposits against any and all of the Obligations, irrespective of whether such Deposits or Obligations may be unmatured or contingent or payable at different places or in different currencies. Issuer shall promptly thereafter notify Applicant of any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff or application.

20.           Waiver of Immunity. Applicant acknowledges that this Agreement is, and the Credit will be, entered into for commercial purposes of Applicant. To the extent that Applicant or any of its assets has or hereafter acquires any right of sovereign or other immunity from or in respect of any legal proceedings to enforce or collect upon any Obligation or any other agreement relating to the transactions contemplated herein, Applicant hereby irrevocably waives any such immunity and agrees not to assert any such right or claim in any such proceeding.

21.           Notices; Multiple Applicants; Applicant Status; Interpretation; Severability; Multiple Roles; Patriot Act.

(a)           All notices and other communications under this Agreement shall be sent to, if to Applicant, to its address or email indicated on its signature page to this Agreement, and, if to Issuer, to its address shown above, Attention: Letter of Credit Department, or by fax to (212) 797-0780, or as to either of the foregoing, to such other address or fax number as it may notify to the other parties hereto in writing. No such notice shall be effective until actually received by Issuer’s Letter of Credit Department or by Applicant, as applicable, unless the intended recipient fails to maintain, or fails to notify, the other parties of any relevant change of its name, address or number(s), in which case such notice shall be effective when sent in accordance with this Agreement. Notices and other communications hereunder, including a signed application for a Credit, may also be delivered or furnished by other methods of electronic communications such as email.

(b)           [Reserved.]

(c)            Issuer may treat each Person that signs this Agreement for Applicant and each other Person authorized to act generally for Applicant or specifically in the matter as actually authorized to act for Applicant in amending this Agreement, in authorizing Issuer to issue or amend the Credit, waive any discrepancy, pay or otherwise act under the Credit, in receiving any notice (including service of process) in connection with this Agreement, and in agreeing to indemnify Issuer for any action or inaction taken or proposed. Any change in the identity of Persons authorized to act for Applicant shall be ineffective until notified in writing to Issuer.

(d)           [Reserved.]

(e)            In this Agreement: (i) headings are included only for convenience and are not interpretative; (ii) the term “including” means “including without limitation”; (iii) references to actions Issuer “may” take or omit to take mean “may in its sole discretion”; (iv) unless the context requires otherwise, references herein to Sections or Exhibits shall be construed to refer to sections of or exhibits to this Agreement; and (v) references to any laws or rules include any amendments thereto or successor or replacement laws or rules.

(f)            If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

(g)           Applicant acknowledges and agrees that (i) Issuer and its affiliates offer a wide range of financial and related services, which may at any time include back-office processing services on behalf of financial institutions, letter of credit beneficiaries, and other customers; (ii) some of these customers may be Applicant’s counter-parties or competitors; and (iii) Issuer and its affiliates may perform more than one role in relation to the Credit.

(h)           Issuer hereby notifies Applicant that, pursuant to the requirements of the Patriot Act, Issuer is required to obtain, verify and record information that identifies Applicant, which information includes the name and address of Applicant and other information that will allow Issuer to identify Applicant in accordance with the Patriot Act.

(i)            Applicant agrees and accepts that, except for any agreements or documents that require wet ink signature in accordance with applicable laws, any agreements, including, but not limited to, this Agreement, any application for Credit, instructions, confirmations, signature lists (including any amendment to any signature list) or any other document or instrument whatsoever (and all renewals or amendments thereto) in relation to any Issuer services (“Documents”) may be signed for and on behalf of Applicant by way of electronic signatures or any similar act which has the same effect (“E- Signatures”). Applicant expressly authorizes Issuer to rely upon any facsimile, electronic (including email), written or other communication (“Transmission”), and any E-Signature, believed by Issuer to have been sent by Applicant. Applicant agrees and accepts, to the extent permitted by applicable law, that such E-signatures, with respect to the Documents, will be evidence of Applicant’s acceptance of the Documents, and due authorization of the same, to the same extent, and with the same force and effect, as if Applicant had executed the Documents with a handwritten signature. The foregoing Applicant agreement shall also apply in cases where according to existing agreements a written or manual signature or acknowledgement is required for the validity of the document. Applicant is liable for any instruction, request or other communication received by Issuer electronically that purports to be in the name of Applicant and believed by Issuer to have been authorized by Applicant, regardless of whether in fact it has been authorized by Applicant. Issuer shall have no liability for any loss Applicant may suffer (including consequential loss) howsoever caused in connection with the signing of any Documents by way of E- Signature or Issuer’s reliance on such Transmission and any E-Signature, in each case, believed by Issuer to have been authorized by Applicant, except in each case to the extent such loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Issuer’s (i) gross negligence or willful misconduct or (2) material breach of this Agreement.

22.           Successors and Assigns; Etc. This Agreement shall be binding upon Applicant and its successors and assigns when executed and delivered by Applicant, and shall inure to the benefit of and be enforceable by Issuer and its successors and assigns (regardless of whether Issuer executes and delivers this Agreement). Applicant agrees that delivery of a signed copy or signature page of this Agreement by any electronic means that reproduces an image of the signed signature page shall be as effective as delivery of a manually signed original of this Agreement. Applicant shall not transfer or otherwise assign any of its rights or obligations under this Agreement without Issuer’s prior written consent. Issuer shall not transfer or otherwise assign its rights and obligations under this Agreement, in whole or in part, without the consent of Applicant, such consent not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing; provided, that Applicant shall have a consent right over any assignment to a “direct competitor” of Applicant identified to Issuer prior to the date hereof and as may thereafter be agreed in writing between Applicant and Issuer acting reasonably. Issuer may grant participations in its rights and obligations under this Agreement or the Credit, in whole or in part, without the consent of Applicant; provided, that (i) Issuer’s obligations under this Agreement shall remain unchanged, (ii) Issuer shall remain solely responsible to Applicant for the performance of such obligations, (iii) Applicant shall continue to deal solely and directly with Issuer in connection with Issuer’s rights and obligations under this Agreement, and (iv) Applicant shall have a consent right over any participation to a “direct competitor” of Applicant identified to Issuer prior to the date hereof and as may thereafter be agreed in writing between Applicant and Issuer acting reasonably. This Agreement shall not be construed to confer any right or benefit upon any Person other than Issuer, the Indemnified Parties and Applicant and their respective successors and permitted assigns, and no such Person shall be deemed a third-party beneficiary hereof, except that Applicant’s obligations under Sections 5 and 19 may be enforced directly against Applicant by a participant; provided that such enforcement shall not increase the amount of the Obligations.

23.           Modification; No Waiver. None of the terms of this Agreement may be waived, terminated or amended orally, by course of dealing, or otherwise, except in a writing signed by the party against whose interest the term is waived, terminated or amended; provided that the signature of the undersigned Applicant shall also be binding upon each of its subsidiaries that at any time is bound by any of the provisions of this Agreement. Forbearance, failure or delay by Issuer in the exercise of a right or remedy shall not constitute a waiver, nor shall any exercise or partial exercise of any right or remedy preclude any further exercise of that or any other right or remedy. Any waiver or consent by Issuer shall be effective only in the specific instance and for the specific purpose for which it is given.

24.           Entire Agreement; Remedies Cumulative. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior or simultaneous agreements, written or oral, with respect to the subject matter hereof. All rights and remedies of Issuer and all obligations of Applicant under or in connection with this Agreement and any other documents delivered in connection with this Agreement are cumulative and in addition to those provided or available at equity or under any applicable law.

25.           Continuing Agreement; Termination. This is a continuing agreement and shall remain in full effect until the earlier of (a) receipt by Issuer of written notice of termination from Applicant specifically referring to this Agreement or (b) delivery by Issuer to Applicant of 30 days’ prior written notice of termination specifically referring to this Agreement (which notice may be delivered without regard to whether any Event of Default exists). Termination shall not release Applicant from any liability for Obligations existing on the effective date of the termination notice, as applicable, or resulting from or incidental to a Credit issued on or before such date or issued pursuant to any Issuer commitment existing on such date. Upon termination of this Agreement, Applicant shall cease to request the issuance of any further Credit hereunder or any increase or extension of any outstanding Credit hereunder. Provisions of this Agreement relating to Taxes, indemnities, payment of costs and expenses, exculpations and limitations on liability, waivers of immunity, jurisdiction, and waiver of trial by jury shall survive any termination of this Agreement, expiration of the Credit, and payment in full of all the Obligations.

26.           Governing Law; Practice; UCP; ISP; URDG.

(a)            This Agreement and the rights and obligations of the parties under or in connection with this Agreement shall be governed by and subject to the laws of the State of New York applicable to contracts made and to be performed in such State (including New York General Obligations Law Section 5-1401) and applicable federal laws of the United States of America. In the event that the law of a state or country other than the State of New York has expressly been chosen to govern the Credit, Applicant shall be obligated to reimburse Issuer for payments made under the Credit if such payment is justified under New York law or such other law.

(b)            Unless Applicant specifies otherwise in its application for the Credit, Issuer at its option may issue the Credit subject to the UCP, the ISP or the URDG, or such later supplement to or revision of any thereof as is in effect at the time of issuance of the Credit (collectively, the “Practices”). Issuer’s rights and remedies under the Practices shall be in addition to, and not in limitation of, those expressly provided herein.

(c)            To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict with the Practices or the UCC and (ii) the Practices shall prevail in case of conflict between the Practices and the UCC.

27.           Jurisdiction; Service of Process; Enforcement.

(a)            Each of Issuer and Applicant consents and submits to the exclusive jurisdiction of any state or federal court sitting in New York County, in the State of New York, for itself and in respect of any of its property, in any action or proceeding arising under or in connection with this Agreement or the Credit. Each of Issuer and Applicant agrees not to bring any action or proceeding against the other party that arises under or in connection with this Agreement or the Credit in any court or other forum not described in the first sentence of this paragraph. Each of Issuer and Applicant waives any objection to venue or any claim of forum non conveniens with respect to any action or proceeding in any court described in this paragraph.

(b)            Each of Issuer and Applicant agrees that any service of process may be served upon it by the other party (i) by hand delivery if sent to the address for notices to such party under this Agreement or (ii) if any Person is designated on the signature page(s) of this Agreement as “Applicant’s Authorized Agent,” to such Person, which Person Applicant hereby designates as its authorized agent for the service of process in any action or proceeding arising under or in connection with this Agreement or the Credit. At Issuer’s written request from time to time, but not more often than annually, Applicant will cause such agent to acknowledge (in a writing reasonably satisfactory to Issuer) that it has agreed to act as such agent for at least the twelve months following such acknowledgment.

(c)            Nothing in this Agreement shall affect Issuer’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Applicant in any other jurisdiction. Applicant agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

28.           Confidentiality. Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its affiliates (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto or to any rating agency, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; provided, that so long as no Event of Default is continuing, such Person would be permitted to be an assignee or participant pursuant to the terms hereof, (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Applicant and its obligations, or

(a)            any market data service, (g) with the consent of Applicant, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Issuer or any of its affiliates on a nonconfidential basis from a source other than Applicant or its affiliates. In addition, Issuer may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Issuer in connection with the administration or servicing of this Agreement.

For purposes of this Section, “Information” means all information received from Applicant or any of its subsidiaries relating to Applicant or any of its subsidiaries or any of their respective businesses, other than any such information that is available to Issuer on a nonconfidential basis prior to disclosure by Applicant or any of its subsidiaries; provided, that in the case of information received from Applicant or any of its subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

29.           JURY TRIAL WAIVER. EACH OF APPLICANT AND ISSUER WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Very truly yours,

Applicant:		Address for notices, etc. to Applicant:

Ares Capital Corporation		245 Park Avenue, 44th Floor
(Print Name of Applicant)		New York, NY 10167

By:	/s/ Scott Lem	Attention:	Daniel Lahijani
Telephone number: 212-301-0304
Scott Lem		Email: AgencyMiddleOffice@aresmgmt.com;
(Print Name of Authorized Signer)		DLahijani@aresmgmt.com

Chief Accounting Officer, Vice President and Treasurer
(Title of Authorized Signer)

Applicant’s jurisdiction of organization, organization type & organizational number (if applicable): Maryland corporation

Applicant’s Social Security or Federal tax identification number (if applicable): 33-1089684

Applicant’s Authorized Agent (for service of process per Section 27(b)):

Print Name: United Agent Group Inc

Complete Address: 2 Wisconsin Circle #700, Chevy Chase, MD 20815

ACCEPTED AND AGREED TO:

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Jonathan Lidz
Name:	Jonathan Lidz
Title:	Director

By:	/s/ Gaurav Mathur
Name:	Gaurav Mathur
Title:	Managing Director

[SIGNATURE PAGE TO UNCOMMITTED CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT AND DEMAND GUARANTEES]

SCHEDULE I to Uncommitted Continuing Agreement for Standby Letters of Credit and Demand Guarantees dated May 11, 2023 made by Ares Capital Corporation (and, if applicable, one or more other parties) in favor of Deutsche Bank AG New York Branch Letter of Credit or Demand Guarantee number: APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT OR DEMAND GUARANTEE UNDER UNCOMMITTED CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT AND DEMAND GUARANTEES Applicant (insert full name and address): Issuing Bank: Deutsche Bank AG New York Branch 1 Columbus Circle New York, NY 10019 Date of Application: Expiry Date: Place of Expiry: ☐ Issue by (air) mail ☐ Issue by teletransmission ☐ Issue by courier ☐ Applicant to arrange pick-up ☐ Issue by other (specify) ☐ with brief advice by teletransmission Beneficiary (insert full name and address): Brief Description of Purpose(s) of Credit (e.g., to support payments of interest, fees, damages, insurance Name and Jurisdiction of Organization of any Subsidiary premiums or repayment of a loan): Account Party for this Credit (or specify “None”): Name and Jurisdiction of Organization of any Unaffiliated Account Party for this Credit (or specify “None”): Confirmation of the Credit: ☐ not requested ☐ requested ☐ authorized if requested by Beneficiary Currency and Amount in Figures and Words (please use ISO Currency Codes): ☐ Credit to be issued with the terms and conditions set forth in the attached specimen. Credit available against the document(s) detailed herein: ☐ Beneficiary’s sight draft(s) drawn on Issuing Bank ☐ Original Credit and any and all amendments to the Credit ☐ Beneficiary’s signed and dated statement, reading as follows: ☐ Other documents (specify issuer(s) and data content): Credit to be issued subject to (check one): ☐ International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (ISP98), or such later revision thereof as may be in effect when the Credit is issued. ☐ Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (UCP 600), or such later revision thereof as may be in effect when the Credit is issued. ☐ Uniform Rules for Demand Guarantees, 2010 Revision, International Chamber of Commerce Publication No. 758, or such later revision thereof as may be in effect when the Credit is issued. ☐ See attached for additional instructions, including if Beneficiary is a bank being asked to issue its own undertaking ☐ Check if only a single drawing for all or a portion of the amount of the Credit is permitted

20 The undersigned requests you to issue your irrevocable letter of credit, demand guarantee or similar undertaking (herein called the “Credit”), substantially in accordance with these instructions (marked (x) where appropriate). The undersigned agrees to be bound in respect of the Credit by the terms and conditions of the Uncommitted Continuing Agreement for Standby Letters of Credit and Demand Guarantees dated May 11, 2023, as amended, supplemented or otherwise modified from time to time, made by the undersigned (and, if applicable, one or more other parties) to Deutsche Bank AG New York Branch (which Agreement you may have received by electronic transmission). The undersigned represents and warrants to you that (i) no Event of Default (as defined in such Agreement) or other event that with notice or lapse of time or both would constitute such an Event of Default has occurred and is continuing or would result from the issuance of the requested Credit and (ii) all representations and warranties contained in such Agreement (other than those contained in clauses (iv)(b) and (vi) of Section 16(a) of such Agreement) are true and correct in all material respects as of the date hereof and shall be true and correct in all material respects immediately after issuance of the requested Credit. Applicant’s Name: ARES CAPITALCORPORATION By: Print Name: Title: THIS IS AN IMPORTANT LEGAL DOCUMENT. CONSULT WITH YOUR LEGAL COUNSEL.